As filed with the Securities and Exchange Commission on May 31, 2012

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	13-5267260 (I.R.S. Employer Identification Number)

Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697 (972) 233-1700 (Address, including zip code, and telephone number, including area code, of principal executive offices)
NL Industries, Inc. 2012 Director Stock Plan `(Full title of the plan)
A. Andrew R. Louis
Vice President, Secretary and Associate General Counsel
NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas  75240-2697
(972) 233-1700
(972) 448-1445 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (3)
Common stock, par value $0.125 per share	200,000	$12.565	$2,513,000	$287.99

(1)
Pursuant to Rule 416, additional shares of the registrant’s common stock, par value $0.125 per share, issuable pursuant to the terms of the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction are also being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)
Calculated pursuant to Rule 457(c) and (h).  Accordingly, the price per share of the common stock offered hereunder pursuant to the plan is based on 200,000 shares of common stock reserved for issuance under the plan at a price per share of $12.565, which is the average of the highest and lowest selling price per share of common stock on the New York Stock Exchange on May 29, 2012. The result is rounded to the nearest penny.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The following references in this registration statement shall have the following meanings:

“2012 Director Stock Plan” or “2012 plan” shall mean the NL Industries, Inc. 2012 Director Stock Plan;

“Securities Exchange Act” or “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

“SEC” shall mean the U.S. Securities and Exchange Commission;

“Securities Act” shall mean the Securities Act of 1933, as amended;

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

“us,” “our,” or “we,” shall mean the registrant, NL Industries, Inc., a New Jersey corporation.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  We incorporate by reference into this registration statement the documents listed below:

(a)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which contains our audited financial statements for the year ended December 31, 2011, that we filed with the SEC on March 6, 2012;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(c)	our Definitive Proxy Statement on Schedule14A that we with filed the SEC on April 4, 2012;

(d)	our Current Reports on Form 8-K that we filed with the SEC on May 9 and May 17, 2012; and

(e)	the description of our capital stock contained in Item 4 of this current report., including any amendments or supplements to the description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates all securities offered have been granted or that deregisters all remaining securities that have not been granted, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this registration statement), modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Even though our common stock is already registered under Section 12 of the Securities Exchange Act, we are providing a current description of our capital stock.

Description of Common Stock

Common Stock Outstanding.  As of May 31, 2012, there were 48,668,884 shares of our common stock issued and outstanding.  The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Voting Rights.  Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of our shareholders.

Dividend Rights.  Holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights granted to the holders of any outstanding shares of preferred stock.

Rights upon Liquidation.  Holders of our common stock are entitled to share pro rata, upon our liquidation, dissolution or winding up, in all remaining assets available for distribution to shareholders after payment of or provision for our liabilities and the liquidation preference of any outstanding preferred stock of ours at that time.

No Preemptive Rights.  Holders of our common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares of our common stock or any of our other securities.

Description of Preferred Stock

Preferred Stock Outstanding. As of the date of this registrations statement, we have not issued any shares of preferred stock nor designated any preferences, rights, privileges or restrictions for any class or series of preferred stock.

Blank Check Preferred Stock.  Under our amended and restated certificate of incorporation, our board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, our board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such shareholder beneficially owning or commencing a tender offer for a substantial amount of our common stock.  One of the effects of authorized but unissued and unreserved shares of preferred stock may be to issue shares of preferred stock with rights superior to our common stock.  Another of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our shareholders.  However, since we are a majority owned subsidiary of Valhi, Inc., it would be difficult for an unrelated party to obtain control of us without the cooperation of our controlling shareholder.  We have no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

Item 6.  Indemnification of Directors and Officers.

Applicable Provisions of the New Jersey Business Corporation Act.  We are incorporated under the laws of the state of New Jersey and are governed by the New Jersey Business Corporation Act.  Section 14A:3-5(2) of the New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a corporate agent (generally defined as any person who is or was a director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the corporation or the legal representative of any such director, officer, trustee, employee or agent) against his or her expenses and liabilities in connection with any proceeding involving such corporate agent by reason of his or her being or having been a corporate agent, other than derivative actions, if:

•	he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Under Section 14A:3-5(3) of the New Jersey Business Corporation Act, a similar standard of care is applicable in the case of derivative actions, except no indemnification may be provided in respect of any derivative action as to which the corporate agent is adjudged to be liable to the corporation, unless (and only to the extent that) the Superior Court of the state of New Jersey (or the court in which the proceeding was brought) determines upon application that the corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 14A:3-5(4) of the New Jersey Business Corporation Act requires a New Jersey corporation to indemnify a corporate agent for his or her expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above, or in defense of any claim, issue or matter therein. Except as required by the previous sentence, under Section 14A:3-5(11) of the New Jersey Business Corporation Act, no indemnification may be made or expenses advanced, and none may be ordered by a court, if such indemnification or advancement would be inconsistent with:

•	a provision of the corporation’s certificate of incorporation;

•	its by-laws;

•	a resolution of the board of directors or of the corporation’s shareholders;

•	an agreement to which the corporation is a party; or

•
other proper corporate action (in effect at the time of the accrual of the alleged cause of action asserted in the proceeding) that prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

Under Section 14A:3-5(6) of the New Jersey Business Corporation Act, expenses incurred by a director, officer, employee or other agent in connection with a proceeding may (except when prohibited as described above (Section 14A:3-5(11)) be paid by the corporation before the final disposition of the proceeding as authorized by the board of directors upon receiving an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

Under Section 14A:3-5(8) of the New Jersey Business Corporation Act, the power to indemnify and advance expenses under the act does not exclude other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled to under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of the law, or resulted in the receipt by such person of an improper personal benefit.

Section 14A:3-5(9) of the New Jersey Business Corporation Act further provides that a New Jersey corporation has the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation would have the power to indemnify him or her against such expenses and liabilities under the New Jersey Business Corporation Act.

Applicable Provisions of Our Amended and Restated Certificate of Incorporation.  Article X of our amended and restated certificate of incorporation provides that our directors or officers shall not be personally liable us or our shareholders for damages for breach of any duty owed to us or our shareholders.  However, Article X does not relieve our directors or officers from liability for any breach of duty based upon an act or omission:

•	in breach of such person’s duty of loyalty to the us or our shareholders;

•	not in good faith or involving a knowing violation of law; or

•	resulting in receipt by such person of an improper personal benefit.

If the New Jersey Business Corporation Act is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then under Article X the liability of our directors or officers is eliminated or limited to the fullest extent permitted by the act as so amended.  Any repeal or modification of Article X by our shareholders shall not adversely affect any right or protection of our directors or officers existing at the time of such repeal or modification.

Applicable Provisions of Our By-Laws.  Among other things, our amended and restated by-laws provide:

•
for indemnification of our directors and officers to the fullest extent permitted by New Jersey law from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at our request of in any other capacity;

•
that we advance expenses incurred by a director or officer in connection with a legal proceeding upon receipt of an undertaking by the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us;

•
that if we do not pay a claim for advancement of expenses in full within thirty days after we have received the written claim, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the director or officer shall also be entitled to be paid the expenses of prosecuting the claim;

•
the rights of indemnification and advancement of expenses provided by, or granted pursuant to our by-laws shall be a contract right that will survive the termination of any person’s service as a director or officer and any repeal or amendment of the applicable provisions of our by-laws shall not adversely affect any such right of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment, and further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment; and

•
to the fullest extent of New Jersey law, we shall have power to purchase and maintain insurance on behalf of any director or officer against any expenses incurred in any proceeding and any liabilities asserted against him or her and incurred by him or her by reason of his or her being or having been a a director or officer, whether or not we would have the power to indemnify him or her against such expenses and liabilities under the provisions of our by-laws or New Jersey law.

This summary of our amended and restated certificate of incorporation and by-laws is qualified in its entirety by the actual language of our certificate of incorporation and by-laws, which language is incorporated herein by reference to such documents as referred to in the exhibit index to this current report.

Insurance.  Pursuant to New Jersey law and our amended and restated certificate of incorporation and by-laws, we annually purchase director and officer liability insurance.

Item 8.  Exhibits.

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

4.1
NL Industries, Inc. Amended and Restated Certificate of Incorporation dated May 22, 2008 - incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-00640) filed with the U.S. Securities and Exchange Commission on May 23, 2008.

4.2
Amended and Restated By-Laws of NL Industries, Inc. (Amended and Restated as of May 23, 2008 – incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 001-00640) filed with the U.S. Securities and Exchange Commission on May 23, 2008.

4.3*	Form of our common stock certificate.
4.4*	NL Industries, Inc. 2012 Director Stock Plan
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1*	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).

*           Filed with this registration statement.

Item 9.  Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on May 31, 2012:

NL Industries, Inc.

By:  /s/ A. Andrew R. Louis
A. Andrew R. Louis
Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory M. Swalwell, Robert D. Graham and A. Andrew R. Louis, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Harold C. Simmons Harold C. Simmons	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 31, 2012

/s/ Gregory M. Swalwell Gregory M. Swalwell	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 31, 2012

/s/ Tim C. Hafer Tim C. Hafer	Vice President and Controller (Principal Accounting Officer)	May 31, 2012

/s/ Cecil. H. Moore, Jr. Cecil. H. Moore, Jr.	Director	May 31, 2012

/s/ Glenn R. Simmons Glenn R. Simmons	Director	May 31, 2012

/s/ Thomas P. Stafford Thomas P. Stafford	Director	May 31, 2012

/s/ Steven L. Watson	Director
Steven L. Watson		May 31, 2012

/s/ Terry N. Worrell Terry N. Worrell	Director	May 31, 2012

Exhibit Index

Exhibit	Description of Exhibit

4.1
NL Industries, Inc. Amended and Restated Certificate of Incorporation dated May 22, 2008 - incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-00640) filed with the U.S. Securities and Exchange Commission on May 23, 2008.

4.2
Amended and Restated By-Laws of NL Industries, Inc. (Amended and Restated as of May 23, 2008 – incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 001-00640) filed with the U.S. Securities and Exchange Commission on May 23, 2008.

4.3*	Form of our common stock certificate.
4.4*	NL Industries, Inc. 2012 Director Stock Plan
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1*	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).

*           Filed with this registration statement.